Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2009 Fourth Quarter and Full Year Results

South Deerfield, MA – March 4, 2010 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the fourth quarter and full year ended January 2, 2010. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

Sales for the Company’s continuing operations for the fourth quarter of 2009 were $274.2 million, a 7.5% increase from the prior year fourth quarter. The fourth quarter of fiscal 2009 consisted of 13 weeks as compared to 14 weeks for the fourth quarter of fiscal year 2008. Comparing similar 13 week periods, total sales in the fourth quarter of 2009 increased by 11.8%. Sales in the Company’s wholesale business increased by 13.3% versus the prior year fourth quarter. Retail sales were $192.6 million, an increase of $9.5 million or 5.2% from the fourth quarter of fiscal 2008. Retail comparable store sales, including the South Deerfield and Williamsburg flagship stores, increased by 0.6% versus the prior year fourth quarter. Retail comparable sales, including the Consumer Direct business, increased by 1.4% compared to the prior year fourth quarter.

The Company generated net income of $41.1 million for the fourth quarter of 2009 compared to a net loss of $398.9 million, for the fourth quarter of 2008. Income from continuing operations was $41.2 million for the fourth quarter of 2009 as compared to a net loss of $381.0 million for the fourth quarter of 2008. The net loss for the fourth quarter of 2008 included an impairment charge of $452.4 million ($418.7 million net of related income tax benefit) related to write-downs of the Company’s goodwill and tradename assets as a result of its 2008 annual impairment testing. Excluding the impact of the 2008 impairment charge from the prior year fourth quarter, income from continuing operations was $41.2 million for the fourth quarter of 2009 compared to income from continuing operations of $37.7 in the prior year fourth quarter.

The Company also presents EBITDA (earnings/loss from continuing operations before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the fourth quarter of 2009 was $104.0 million compared to negative EBITDA of $353.5 million for the prior year fourth quarter. Adjusted EBITDA for the fourth quarter of 2009 increased by 2.2% to $103.9 million, or 37.9% of sales from continuing operations, compared to $101.7 million, or 39.8% of sales from continuing operations for the prior year fourth quarter. Reconciliations of fourth quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are included at the end of this press release.

“We were pleased to see positive momentum in the fourth quarter and the all important Holiday season,” said Harlan Kent, the Company’s Chief Executive Officer. “We delivered positive comparable store sales in our Retail division and saw solid sell through in our Wholesale channels. Together with our continued cost control and productivity initiatives, this performance allowed us to outperform our internal plan and to make significant payments toward our debt well ahead of schedule. While we remain cautious about the overall economic and consumer environment, and will therefore remain fiscally prudent in our planning, the fourth quarter results further indicate that the fundamentals of our business are sound and healthy.”

As previously announced, the Company discontinued its Illuminations and Aroma Naturals businesses during the second and third quarters of 2009. Accordingly, the results of operations of the Illuminations and Aroma Naturals businesses, including lease and severance obligations related to the closing thereof, are classified as discontinued operations for all periods presented.

Fourth Quarter Highlights:

•

Retail sales were $192.6 million, an increase of $9.5 million or 5.2% from the fourth quarter of fiscal 2008, driven primarily by new stores opened after the fourth quarter of 2008 and increased sales in the Company’s fundraising division. Comparable sales in the 460 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year increased 0.6%, while the Consumer Direct business increased by 12.5% from the prior year fourth quarter. Including Consumer Direct, total retail comparable sales increased by 1.4%.

•

Wholesale sales were $81.7 million in the fourth quarter, an increase of $9.6 million or 13.3% from the prior year fourth quarter. The increase was driven primarily by an increase in sales in our European operations and the full rollout of the Company’s new Home Classics® brand at Target, offset in part by lower sales to existing wholesale accounts, particularly in the gift channel.

•

During the fourth quarter of 2009, the Company paid down $103.3 million of term debt, ending the year with $11.0 million in revolver borrowings. Subsequent to year-end the Company repaid the $11.0 million of revolver borrowings.

Fiscal Year Ended January 2, 2010 Highlights:

•

Retail sales were $401.3 million for the year ended January 2, 2010, a $10.7 million or 2.7% increase from the year ended January 3, 2009. Comparable sales in the 460 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores, that have been open for more than one year decreased by 3.2%, while the Consumer Direct business decreased by 0.6% over the prior year. Including Consumer Direct, total retail comparable sales decreased by 3.0%.

•

Wholesale sales were $279.8 million for fiscal 2009, a decrease of 6.3% from fiscal 2008. The decrease in wholesale sales was primarily driven by the loss of Linens ‘N Things due to its 2008 bankruptcy, the weakened economic environment which has resulted in continued tight inventory management by our wholesale customers and the absence this year of sales from the prior year related to the 2008 test with Pier 1. This decrease was partially offset by an increase in sales in our European operations and the full rollout of the Company’s new Home Classics® brand at Target.

•

As part of the restructuring that was previously announced on January 20, 2009, and the discontinuance of the Aroma Naturals business in the third quarter of 2009, the Company recorded a $10.3 million charge during fiscal 2009, of which $8.4 million is included in discontinued operations. The charge primarily includes costs associated with Aroma Naturals intangible asset impairments, lease related termination costs for both Aroma Naturals and Illuminations, severance costs and other related costs. As of January 2, 2010, the Company has recorded $22.7 million in charges in connection with the above plans, including amounts recorded in the fourth quarter of 2008.

•

For the year ended January 2, 2010, the Company generated net income of $16.4 million compared with a net loss of $409.3 million for the year ended January 3, 2009. Income from continuing operations was $24.1 million versus a loss from continuing operations of $386.1 million for 2008. The net loss for 2008 included an impairment charge of $452.4 million ($418.7 million net of related income tax benefit) related to write-downs of the Company’s goodwill and tradename assets as a result of its 2008 annual impairment testing. Excluding the impact of the 2008 impairment charge, income from continuing operations was $24.1 million for fiscal 2009 compared to income from continuing operations of $32.7 million in the prior year.

•

For the year ended January 2, 2010, the Company generated EBITDA of $173.6 million compared to negative EBITDA of $262.9 million for 2008. For the year ended January 2, 2010, Adjusted EBITDA was $180.3 million compared to $193.1 million for the prior year.

•

In 2009 the Company paid down its term debt by $135.0 million. The Company ended the year with approximately $980.0 million of net debt (debt less cash) as compared to net debt of $1.1 billion at the end of 2008. As of January 2, 2010, there was $101.5 million in availability under the Company’s revolving credit facility.

“We will continue to be cautious in our planning and assumptions for 2010,” said Mr. Kent. “We are encouraged by the improvement in sales trends heading into the new year, but the ongoing macro-economic uncertainty, high unemployment rates and other factors will continue to limit consumer confidence and spending. As such, in 2010 we will continue to focus intently on controlling costs and driving efficiency and productivity initiatives throughout our business, in order to optimize our cash flow and pay down our debt, while still investing prudently in the growth of our business. We believe that we have realistic growth plans for our business, engaged teams and strong innovation and newness in the pipeline, all of which should position us well to deliver the best possible candle and home fragrance experience to our consumers and to capture more than our fair share of the consumer’s wallet in 2010.”

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2009 fourth quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Kent) or reference the conference title (Q4 2009 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 40-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 19,200 store locations, a growing base of Company owned and operated retail stores (498 Yankee Candle Stores located in 43 states as of January 2, 2010), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of approximately 3,600 store locations and distributors covering a combined 43 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2010, managements estimates of the cost of the restructuring plans and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended January 2, 2010			Fourteen Weeks Ended January 3, 2009
Sales:
Retail	$192,589	70.23%		$183,044	71.75%
Wholesale	81,656	29.77%		72,084	28.25%

Total sales	274,245	100.00%		255,128	100.00%

Cost of sales	102,261	37.29%		100,246	39.29%

Gross profit	171,984	62.71%		154,882	60.71%

Selling expenses:
Retail	48,548	25.21	% (A)	47,328	25.86	% (A)
Wholesale	9,811	12.02	% (B)	8,693	12.06	% (B)

Total selling expenses	58,359	21.28%		56,021	21.96%

General & administrative expenses	20,393	7.44%		8,992	3.52%
Restructuring charge	—	0.00%		393	0.15%
Goodwill and intangibles impairment	—	0.00%		452,427	177.33%

Income (loss) from operations	93,232	34.00%		(362,951)	-142.26%
Interest income	(1)	0.00%		(16)	-0.01%
Interest expense	21,779	7.94%		25,076	9.14%
Other expense	614	0.22%		1,732	0.68%

Income (loss) before income taxes	70,840	25.83%		(389,743)	-152.76%
Provision for (benefit from) income taxes	29,644	10.81%		(8,713)	-3.42%
Income (loss) from continuing operations	41,196	15.02%		(381,030)	-149.35%

Loss from discontinued operations, net of income taxes	(78)	-0.03%		(17,833)	-6.99%

Net income (loss)	$41,118	14.99%		$(398,863)	-156.34%

	Fifty-Two Weeks Ended January 2, 2010			Fifty-Three Weeks Ended January 3, 2009
Sales:
Retail	$401,262	58.92%		$390,600	56.68%
Wholesale	279,802	41.08%		298,546	43.32%

Total sales	681,064	100.00%		689,146	100.00%

Cost of sales	276,793	40.64%		291,445	42.29%

Gross profit	404,271	59.36%		397,701	57.71%

Selling expenses:
Retail	163,551	40.76	% (A)	158,413	40.56	% (A)
Wholesale	34,442	12.31	% (B)	37,685	12.62	% (B)

Total selling expenses	197,993	29.07%		196,098	28.46%

General & administrative expenses	69,721	10.24%		53,485	7.76%
Restructuring charge	1,881	0.28%		393	0.06%
Goodwill and intangibles impairment	—	0.00%		452,427	65.65%

Income (loss) from operations	134,676	19.77%		(304,702)	-44.21%
Interest income	(13)	0.00%		(38)	-0.01%
Interest expense	86,058	12.64%		94,956	13.78%
Gain on extinguishment of debt	—	0.00%		(2,131)	-0.31%
Other expense	8,019	1.18%		1,623	0.24%

Income (loss) before income taxes	40,612	5.96%		(399,112)	-57.91%
Provision for (benefit from) income taxes	16,544	2.43%		(13,036)	-1.89%

Income (loss) from continuing operations	24,068	3.53%		(386,076)	-56.02%

Loss from discontinued operations, net of income taxes	(7,696)	-1.13%		(23,248)	-3.37%

Net income (loss)	$16,372	2.40%		$(409,324)	-59.40%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 2, 2010	January 3, 2009
ASSETS

Current Assets:
Cash	$9,095	$130,577
Accounts receivable, net	43,928	39,153
Inventory	59,530	63,035
Prepaid expenses and other current assets	12,094	10,184
Deferred tax assets	11,208	12,869

Total Current Assets	135,855	255,818
Property, Plant And Equipment, net	124,768	138,222
Marketable Securities	1,168	540
Deferred Financing Costs	18,731	24,170
Other Assets	938,558	953,819

Total Assets	$1,219,080	$1,372,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$21,648	$22,812
Accrued payroll	15,613	7,741
Accrued income taxes	—	4,931
Other accrued liabilities	63,450	66,424
Current portion of long-term debt	—	37,650

Total Current Liabilities	100,711	139,558
Deferred Compensation Obligation	1,369	740
Long-Term Debt	989,125	1,145,475
Deferred Rent	10,643	10,810
Deferred Tax Liabilities	91,706	75,905
Other Long-Term Liabilities	2,283	2,902
Stockholders’ Equity (Deficit)	23,243	(2,821)

Total Liabilities And Stockholders’ Equity	$1,219,080	$1,372,569

Yankee Holding Corp.

January 2, 2010 Earnings Release

Supplemental Data (1)

	Quarter	Year to Date	Total
YCC Retail Stores	3	35	498
Wholesale Customer Locations - North America	42	(523)	19,166
Wholesale Customer Locations - Europe	157	646	3,640
Square Footage - Gross	3,844	56,493	962,595
Square Footage - Selling	3,009	39,564	744,244
YCC Retail Comp Store Sales Change %	1%	-3%
YCC Retail Comp Store Count	460	—	460
Total Comp Stores & Consumer Direct Sales Change %	1%	-3%
Sales per Square Foot (2)		$512
Store Count		458
Average store square footage, gross (3)		1,638
Average store square footage, selling (3)		1,254
Gross Profit (4)
Retail $	$131,866	$270,773
Retail %	68.5%	67.5%
Wholesale $	$40,118	$133,498
Wholesale %	49.1%	47.7%

Segment Profit (4)
Retail $	$83,318	$107,223
Retail %	43.3%	26.7%
Wholesale $	$30,307	$99,055
Wholesale %	37.1%	35.4%

Depreciation & Amortization (4)	$12,508	$46,778
Inventory per Store		$27,799
Inventory Turns (5)		3.41
Capital Expenditures (4)	$3,755	$15,587

(1)	Excludes Illuminations and Aroma Naturals (except for depreciation and amortization).
(2)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(3)	Excludes S. Deerfield/Williamsburg Flagships.
(4)	Dollars in thousands.
(5)	Based on a 13 month average inventory divided by 12 month rolling COGS.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management evaluates our business, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen weeks ended January 2, 2010	Fourteen weeks ended January 3, 2009	Fifty-two weeks ended January 2, 2010	Fifty-three weeks ended January 3, 2009
Net income (loss)	$41,118	$(398,863)	$16,372	$(409,324)
Loss from discontinued operations, net of income taxes	78	17,833	7,696	23,248
Income tax provsion for (benefit from) continuing operations	29,644	(8,713)	16,544	(13,036)
Interest expense, net - excluding amortization of deferred financing fees	20,630	24,276	86,347	90,758
Amortization of deferred financing fees	2,336	1,130	5,998	4,506
Depreciation	6,840	7,473	27,042	27,446
Amortization	3,331	3,412	13,558	13,539

EBITDA from continuing operations	103,977	(353,452)	173,557	(262,863)
Goodwill and intangible asset impairments	—	452,427	—	452,427
Equity-based compensation (a)	240	215	857	892
MDP advisory fees	375	375	1,500	1,500
Purchase accounting (b)	305	226	1,171	1,397
Restructuring (c)	—	393	1,881	393
Gain on extinguishment of debt	—	—	—	(2,131)
Realized (gains) losses on foreign currency (d)	(1,026)	1,469	1,335	1,445

Adjusted EBITDA	$103,871	$101,653	$180,301	$193,060

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes costs associated with employee severance, lease related terminations and other costs associated with the restructuring of the business.
(d)	Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.